Exhibit 10.1

SERVICE AGREEMENT

This SERVICE AGREEMENT (the “Agreement”) is made as of this April 3, 2008, by and between Thomas George Story Busher, an individual (the “Executive”) and Montpelier Re Holdings Ltd (“MRH”) , whose registered office is located at Clarendon House, 2 Church Street, Hamilton, Bermuda (the “Company”).

1.          Employment

The Company hereby shall employ the Executive as Director, Deputy Chairman of the Board of Directors of the Company (the “Board”), Chief Operating Officer (“COO”) and Executive Vice-President of the Company under the terms and subject to the conditions set forth herein.

The Executive’s continuous employment with the Company began on 1 January 2002.

2.                               Term

Subject to paragraph 12, the Executive shall be employed hereunder for the period commencing on 1 July 2008 and ending 30 June 2011 (and renewable thereafter by agreement between the parties) (the “Term”) unless his employment is terminated by the Company giving to the Executive not less than twelve (12) months’ notice in writing or the Executive giving to the Company not less than six (6) months’ notice in writing, subject always to Clauses 12, 13 and 14.

3.                               Duties

(a)                                  The Executive shall have all responsibilities commensurate with his position and the Executive shall perform such duties, exercise such powers and accept such offices in relation to the business of the Company, or of any Group Company consistent with his primary duties at the time and as are appropriate to his position as may from time to time reasonably be assigned to or vested in him by the Board and agreed between the parties (without further remuneration except as otherwise agreed).  The Executive shall give to the Board such information regarding the affairs of the Company, and of any Group Company, as it shall require and at all times in all respects conform to and comply with the reasonable directions and regulations made by the Board.

The Executive shall well and faithfully serve the Company and any Group Company, and shall use his best endeavors to promote, develop and extend their businesses and interests, giving at all times the full benefit of his knowledge, expertise, technical skill and ingenuity.

For purposes of this Agreement, “Group Company” shall mean and include any company which is from time to time a holding company (as defined by Section 86 of the Companies Act 1981 (the “Companies Act”), but irrespective of whether it is a Bermuda Company or an overseas company) of the Company, a subsidiary company (as so defined) of the Company, a subsidiary company (as so defined) of a holding company (as so defined) of the Company, or a company in which the Company owns at least 50% of the issued share capital.

(b)                                 Subject to the paragraph below, the Executive agrees that he will devote substantially all of his time and attention to the affairs of the Company and any Group Company and that he will not engage, directly or indirectly, in any other business or occupation, except that the Executive may:

(i)                                     serve on corporate, civic or charitable boards or committees and otherwise engage in charitable and civic activities, and

(ii)           engage in personal investment activities on behalf of himself or his family, provided that the Executive continues to devote substantially all of his time and attention to the affairs of the Company and any Group Company and such time and attention is appropriate to his duties as Director, Deputy Chairman, Executive Vice President and COO.

(c)           The Company reserves the right to require the Executive not to attend work and/or not to undertake all or any of his duties hereunder during a period of up to twelve (12) months immediately preceding the termination of his employment, provided always that the Company shall continue to pay the Executive’s Base Salary and contractual benefits and bonus or if higher such other bonus amounts payable to the Company’s Annual Bonus Plan Group A participants as approved by the Compensation and Nominating Committee of the Board (the “Compensation Committee”) and the Executive continues to receive benefits due under the MRH Long Term Incentive Plan (“LTIP”) (or any replacement compensation) for such period.  This paragraph 3(c) shall not affect the general right of the Company to suspend the Executive for Cause (as defined in paragraph 12(b), below).

4.                               Mobility

The Executive’s normal place of work shall be the Company’s offices in Bermuda and as part of his duties he may be required to travel internationally on business from time to time as may be agreed.

5.                               Compensation and Related Matters

As full compensation for the Executive’s performance of his duties and responsibilities hereunder during the Term, the Company shall pay the Executive the compensation and provide the benefits set forth below and in paragraph 6 of this Agreement:

(a)           Base Salary  The Company shall pay the Executive a salary at the annual rate of six- hundred fifty thousand ($650,000) (the “Base Salary”).  The Base Salary shall be less applicable withholding and other deductions, payable monthly in arrears on the day appointed by the Board for the payment of salaries or pro rata if the Executive is employed for less than a full month.

The Compensation Committee, subject to ratification of the Board, may, in its sole discretion, increase or decrease the Base Salary at any time during the Term provided, however, that in no event shall the Executive’s Base Salary be decreased at any time during the Term below the rate set forth in paragraph 5(a) above.

The Base Salary shall be inclusive of any director’s fees or other fees or remuneration payable to the Executive by the Company or any Group Company (but excluding benefits paid under the Executive’s service agreement with Montpelier Marketing Services (UK) Limited (the “Benefits”) which shall continue to be due to the Executive) and, accordingly, either the Executive shall pay over or cause to be paid over to the Company all such fees or remuneration paid or payable to him (excluding Benefits) or his Base Salary shall be reduced by the amount of such fees or remuneration (excluding Benefits).

(b)           Bonuses  The Executive shall be entitled to participate in the Company’s annual bonus plan with a maximum bonus payment equal to up to 200% of his Base Salary and a target bonus payment equal to 100% of his Base Salary (the “Target Bonus”), the Base Salary to be the amount in effect at the end of the year in which this agreement becomes effective. If the Company’s annual bonus plan is terminated during the term of this Agreement the Executive shall remain entitled to an annual bonus on the same terms and conditions as were contained in the Company’s annual bonus plan with a target bonus equal to the Target Bonus.

(c)           Long-Term Incentive Plan

The Executive shall be entitled to participate in the LTIP, as in effect from time-to-time, or shall be entitled to comparable long-term incentives outside of the LTIP, if the LTIP is terminated and the Company does not adopt any comparable replacement plan.

(d)           Benefits

The Executive shall be eligible to receive the benefits that the Company generally makes available to its executives (as the same may be revised from time to time), including but not limited to, the Company’s retirement, savings, medical, long term disability insurance, dental, life insurance and deferred compensation plans.

(e)           Paid Holiday

In addition to the usual public holidays, the Executive shall be entitled to receive twenty-five (25) paid days’ holiday each year.  The Company’s holiday year runs from 1 January to 31 December.  The Executive may schedule the holiday days as he elects, subject to the reasonable disapproval of the Board.  Any entitlement to holiday remaining at the end of a year may be carried to the next succeeding year but no further.  Entitlement to holiday (and on termination, holiday pay in lieu of holiday) accrues pro rata throughout each year, provided that fractions of days shall be disregarded in calculating entitlement to vacation or payment in lieu thereof.

(f)            Currency

The Executive’s Base Salary, annual bonuses, cash settlement, if any, or performance shares under the LTIP (or their equivalent) and any other cash remuneration or reimbursement payable by the Company to the Executive shall be denominated in U.S. dollars.  All such payments and reimbursements, whether fixed (e.g. Base Salary,) or variable (annual bonuses, LTIPs, etc.) shall be paid in U.S. dollars, unless the Executive consents, in writing, to use of another currency.

6.                               Expenses/Reimbursement

The Company shall bear all travel related costs of the Executive in accordance with the terms of the Company’s Travel Policy from time to time in place and the Executive shall be reimbursed for all documented business related expenses.

The Executive shall be entitled to first-class air travel and the expenses of appropriate hotel accommodations for business travel.  The Executive shall be provided with two first-class return tickets for personal travel between Bermuda and Europe for the Executive and his partner each year.  All amounts payable under this paragraph 6 shall be subject to the Executive’s presentment to the Company of appropriate documentation.

7.                               Sick Leave

The provisions of the Employee Handbook applicable to Sick Leave, as amended from time to time, are incorporated into this Agreement

8.                               Relocation Allowance

The Company will reimburse the Executive’s reasonable relocation expenses (to include, but not limited to first-class flights, storage costs, removal costs and rental/hotel expenses) from Bermuda to the UK, upon termination of his employment for whatever reason.

9.                               Tax Advisory Service

The Company will pay directly to the relevant tax advisors, professional fees incurred in advising the Executive on his taxation obligations and status and preparing and filing his annual tax returns in all of the jurisdictions in which the Executive is obliged to prepare and submit a tax return and dealing with any resulting tax authority queries and demands.

10.                         Housing Allowance

The Company shall pay to the Executive a housing allowance in an amount no less than the maximum amount payable pursuant to the Company’s Housing Allowance Policy applicable from time to time whilst employed in Bermuda.

11.                         Confidentiality

(a)                                  The Executive shall not, either during the continuance of his employment hereunder (otherwise than in the proper performance of his duties hereunder) or at any time after the termination thereof, divulge to any person whomsoever and shall use his reasonable endeavors to prevent the publication or disclosure of any trade secret or other confidential information concerning the business, finances, accounts, dealings, transactions or affairs of the Company or any Group Company or of any of their respective clients entrusted to him or arising or coming to his knowledge during the course of his employment hereunder or otherwise; provided that the foregoing shall not prevent or limit the Executive from complying with any applicable law or with the directive of any court or administrative body or agency having the legal authority to compel testimony from or the production of documents by the Executive.  The provisions of this paragraph 11(a) shall not apply to any information which is or becomes publicly known other than as a result of the Executive’s breach of this agreement or prevent the Executive from making a protected disclosure in accordance with the Employment Rights Act 1996.

(b)                                 The Executive shall upon the termination of his employment hereunder immediately deliver up to the Company all fee schedules, lists of clients, correspondence and other documents, papers and property belonging to the Company or any Group Company or related to any of the matters referred to in paragraph 11(a) above which may have been prepared by him or have come into his possession in the course of his employment hereunder and shall not retain any copies thereof.

12.        Termination

The Company and the Executive shall be entitled in writing to terminate the Executive’s employment under this agreement upon:

(a)           the Executive’s death;

(b)                                 the termination forthwith of the Executive’s employment by the Company for “Cause”.  For purposes of this Agreement, “Cause” shall mean:

(i)            conviction of a criminal offence (other than a road traffic offence or other non-material offence not subject to a custodial sentence); or

(ii)           willful gross negligence or willful gross misconduct by the Executive in connection with his employment with the Company or a Group Company which causes or is likely to cause material loss or damage to the Company or such Group Company.

(c)           the resignation of the Executive for “Good Reason”. For purposes of this Agreement “Good Reason” shall mean:

(i)            a material decrease in the Executive’s Base Salary or benefits (except as authorized under paragraph 5 (a)) or any material decrease in bonus opportunity; and/or

(ii)           a material diminution in the authority, duties or responsibilities of the Executive’s position with the Company or any Group Company with the result that the Executive makes a determination in good faith that he cannot continue to carry out his job in substantially the same manner as it was intended to be carried out immediately before such diminution; and/or

(iii)          a relocation of the Company’s executive offices from Bermuda without the Executive’s consent as long as the Executive is COO and Deputy Chairman of the Company; and/or

(iv)          a material breach by the Company of the terms of this Agreement or of any award under the LTIP (or any replacement compensation); provided that the Executive shall have provided written notice to the Company (to the attention of at least two members of the Board other than the Executive), setting forth the alleged Good Reason within 120 days of the event, and the breach shall not have been cured within thirty (30) days of receipt of the notice.

(d)           the termination of the Executive’s employment by the Company without Cause; or

(e)           the resignation of the Executive without Good Reason.

For the avoidance of doubt, except in the circumstances outlined in 12 (a) and (b) above the Company shall not terminate the Executive’s employment where he is in receipt of benefits under any permanent health insurance scheme or absent due to sickness as a result of which it is reasonably foreseeable that the Executive may receive such benefits if, by doing so, the Executive shall be deprived of the benefit of any permanent health insurance scheme provided by the Company to which he would have otherwise have been entitled.

13.        Termination Payments and Benefits

(a)           If the Executive’s employment is terminated during the Term by:

(i)            reason of the Executive’s death as provided by paragraph 12(a);

(ii)           the Company for Cause pursuant to paragraph 12(b),

then in full satisfaction of the Company’s obligations under this Agreement, the Executive, his beneficiaries or estate, as appropriate, shall be entitled to receive the following:

(A) the Base Salary provided for herein up to and including the effective date of termination, prorated on a daily basis; and

(B) payment for any accrued, but unused paid holiday as at the effective date of termination; and

(C) any reimbursements to which he may be entitled under paragraph 6 of this Agreement.

(iii)          the Executive without Good Reason pursuant to paragraph 12(c),

then in full satisfaction of the Company’s obligations under this Agreement, the Executive, his beneficiaries or estate, as appropriate, shall be entitled to receive the following:

(A) an amount equal to the Base Salary, bonuses and any performance shares or other LTIP Awards earned or vested but not previously paid through the date of termination: and

(B) payment for any accrued but unused paid holiday as at the effective date of termination; and

(C) any reimbursements to which he may be entitled under paragraph 6 of this Agreement.

(b)           If the Executive’s employment is terminated during the Term by:

(i)            the Company without Cause pursuant to paragraph 12(d), or

(ii)           the Executive for Good Reason pursuant to paragraph 12(c)

then in full satisfaction of the Company’s obligations under this Agreement, the Executive, his beneficiaries or estate, as appropriate, shall be entitled to receive the following:

(A) an amount equal to the Base Salary, bonuses and any performance shares or other LTIP Awards earned but not previously paid through the date of termination; and

(B) payment for any accrued but unused paid holiday as at the effective date of termination; and

(C) any reimbursements to which he may be entitled under paragraph 6 of this Agreement; and

(D) an amount equal to the sum of the annual Base Salary then in effect and the annual Target Bonus (as determined under paragraph 5(b)) for the year during which the termination occurs, multiplied by the greater of

(i)    two (2); or

(ii)   the remaining number of years and fractions thereof (with each full and partial month counting as one-twelfth (1/12th) of a year) in the Term; and

(E) medical benefit continuation under the Company’s medical plan for a period of three (3) years following the termination of the Executive’s employment at the Company’s expense and thereafter at the Executive’s expense; and

(F) the accelerated vesting (to 100% vested) of unvested  share options, Shares Appreciation Rights (“SARs”) and Restricted Share Units (“RSUs”), if any, awarded to Executive under the LTIP or otherwise; and

(G) payment with respect to any outstanding Performance Shares previously awarded to the Executive, with performance measured at the end of the Bonus year in which the termination occurs and paid by no later than 31 March following the end of the Bonus year and with the valuation of such Performance Shares (if paid in cash) based on the average of the last ten (10) trading days of the year in which the termination occurs, pro rated for the number of months worked from the date of grant until such termination.

(c)                                  In the event of a Change of Control by the Company as defined in the LTIP, the Executive shall be entitled to Group A Benefits under the MRH Severance Plan, as in effect on the date hereof (“Severance Plan”), provided, however, that such Group A Benefits shall be applied against and shall reduce the benefits payable under paragraph 13(b).

In addition, if the Executive’s employment is terminated in any of the circumstances covered by these paragraphs 13(b) and (c), then notwithstanding any provision in any Company or Group Company share option held by the Executive to the contrary, the Executive shall be entitled to exercise any Company or Group Company share options during the two (2) year period beginning on his date of termination (but not beyond the expiration date of the option).

Payment of benefits upon termination under paragraphs (D), (E), (F), and (G) of paragraph 13(b) are subject to and conditioned upon the Executive’s execution of a Separation Agreement and General Release to be agreed between the parties within the meaning of the Severance Plan.

14.                         Non-Renewal of Agreement

(a)                                  If this Agreement is not renewed at the end of the Term and upon or following such non-renewal the Executive’s employment with the Company terminates for any reason, but the Executive remains an active member of the Board in any capacity, then such service as a Board member shall be considered continued employment for purposes of determining the vesting of share options, SARs, RSUs and Performance Shares, and the Executive shall remain entitled to continuing health coverage for himself at the Company’s expense.

(b)                                 If this Agreement is not renewed at the end of the Term and upon or following such non-renewal the Executive’s employment with the Company terminates for any reason, and the Executive is removed from the Board (other than for Cause), or if following the end of the Term the Executive is removed from the Board (other than for Cause) or is not reelected to the Board (despite his willingness to remain an active member of the Board), then (i) the Executive’s unvested share options, SARs, RSUs and Performance Shares shall become 100% vested, (ii) the Executive shall be entitled to payment with respect to outstanding Performance Shares previously awarded to the Executive with performance measured at the end of the Bonus year in which his service as a member of the Board ends and paid by no later than 31 March following the end of the Bonus year and with the valuation of such Performance Shares (if paid in cash) based on the average of the last ten (10) trading days of such year, pro rated for the number of days between the date of grant and the date the Executive’s service as a member of the Board ends, and (iii) the Executive shall receive an amount equal to the sum of the Base Salary then in effect plus the highest Annual Bonus paid in the three (3) years prior to the date of non-renewal.

15.        Termination Payments

Any payments to be made to the Executive under clauses 13 and 14 will be payable as a debt within fourteen (14) days of termination (or in the case of bonus, upon determination) and there shall be no duty on the Executive to mitigate his loss.

16.                         Non-Competition

(a)                                  During the Term, the Executive shall not without the consent of the Board directly or indirectly engage in any other business or be concerned or interested in any other business of a similar nature to or which would or might compete with the business for the time being carried on by the Company or any Group Company save that he may (but without prejudice to paragraph 3) be interested as a holder or beneficial owner of not more than 5% of any class of share, shares or debentures in any company (other than the Company, in which case, such limit shall not apply) whose shares, shares or debentures are listed or dealt in on an appointed share exchange (as defined in the Companies Act).

(b)                                 Since the Executive has obtained in the course of his employment prior to the date hereof and is likely to obtain in the course of his employment hereunder knowledge of the trade secrets and also other confidential information in regard to the business of the Company and of any Group Company with which he becomes associated, the Executive hereby agrees with the Company that in addition to the restrictions contained in paragraph (a) above, he will not in Bermuda, the United Kingdom or the European Economic Community:

(i)               During the period of twelve (12) months following the termination of his employment hereunder (howsoever caused) either on his own account or for any other person, firm or company directly or indirectly be engaged in or concerned with any business or undertaking which is engaged in or carries on in Bermuda, the United Kingdom or the European Economic Community any insurance business which competes or seeks to compete with the business carried on by the Company or any other Group Company at the date of termination.

(ii)              During the period of twelve (12) months following the termination aforesaid either on his own account or for any other person, firm or company directly or indirectly solicit, interfere with or endeavor to entice away from the Company or any Group Company the custom of any person, firm or company who at the date of termination aforesaid or who in the period of twelve (12) months immediately prior to such date was a customer or client of or in the habit of dealing with the Company or any Group Company or who at such date was to his knowledge negotiating with the Company or any Group Company in relation to all or part of its business.

(iii)             During the period of twelve (12) months following the termination aforesaid either on his own account or for any other person, firm or company solicit the services of or endeavor to entice away from the Company or any Group Company any director, employee or consultant of the Company or any Group Company (whether or not such person would commit any breach of  his contract of employment or engagement by reason of leaving the service of such company) nor shall the Executive knowingly employ or aid or assist in or procure the employment by any other person, fir or company of any such person.

(c)           While the restrictions aforesaid are considered by the parties to be reasonable in all the circumstances, it is agreed that if any of such restrictions shall, taken together, be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or any Group Company but would be adjudged reasonable if part of the wording thereof were deleted or modified the said restrictions shall apply with such words deleted or modified.

(d)           The Executive hereby agrees that he will at the request and at the cost of the Company enter into a direct agreement or undertaking with any Group Company whereby he will accept restrictions and provisions corresponding to the restrictions and provisions herein contained (or such of them as may be appropriate in the circumstances) in relation to such services and such area and for such period as such company or companies may reasonably require for the protection of its or their legitimate interests provided that he terms of such restrictions and provisions will not be more onerous than the restrictions and provisions of this Agreement.

17.        Disciplinary, Dismissal and Grievance Procedures

If the Executive has any grievance relating to his employment or if he is dissatisfied with any disciplinary decision affecting him, he should raise this in writing with the Executive Chairman.

18.        Successors

The Executive’s performance hereunder is personal to the Executive and shall not be assignable by the Executive.

19.        Legal Expenses

The Company will pay or reimburse the Executive for all costs and expenses (including court costs and attorney’s fees) incurred by the Executive as a result of any claim, action or proceeding arising out of, or challenging the validity, or enforceability of, this Agreement or any provision hereof or any benefit or award contemplated herein, but only if the Executive is the prevailing party, in whole or in significant part, with respect to such claim, action or proceeding.

The Company will pay directly to the relevant legal advisors the Executive’s professional legal fees incurred in respect of entry into this Agreement.

20.        Insurance

The Company shall provide directors’ and officers’ liability insurance cover to the Executive for the duration of the Term (as extended) on the same level of cover as provided to other directors of the Company from time to time and will keep such cover in place for as long as reasonably necessary to cover all and any risk of a claim against the Executive.

21.        Survival of Operative Sections.

The expiration or termination of this Agreement howsoever arising shall not operate to affect such of the provisions hereof as are expressed or intended to remain in full force and effect notwithstanding such termination.

22.        Miscellaneous

Waiver; Amendment

The failure of a party to enforce any term, provision, or condition of this Agreement at any time or times shall not be deemed a waiver of that term, provision, or condition for the future, nor shall any specific waiver of a term, provision, or condition at one time be deemed a waiver of such term, provision, or condition for any future time or times.  This Agreement may be amended or modified only by a writing signed by both parties hereto.

Governing Law; Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of Bermuda and the parties irrevocably submit to the non-exclusive jurisdiction of the Courts of Bermuda.

Paragraph Captions

Paragraph and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Severability

Each provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

Integrated Agreement

This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, understandings, memoranda, term sheets, conversations and negotiations.  There are no agreements, understandings, restrictions, representations or warranties between the parties other than those set forth herein or herein provided for. In the event of conflict between the terms of this agreement and any other document purporting to record the terms of the Executive’s employment by the Company or any Group Company, the provisions of this Agreement prevail.  Notwithstanding the foregoing, nothing in this Agreement shall reduce or diminish the Executive’s rights under any employee benefit plan in which he is a participant or under any shares option, SAR, RSU, Preferred Share (or similar compensatory award) granted to the Executive by the Company (or any Group Company) before, on or after the Effective Date.

Interpretation; Counterparts

(a)                                          No provision of this Agreement is to be interpreted for or against any party because that party drafted such provision.

(b)                                         For purposes of this Agreement: “herein, “hereby,” “hereof”, “hereinafter,” “herewith,” “hereafter” and “hereinafter” refer to this Agreement in its entirety, and not to any particular paragraph.

(c)                                          References to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification).

(d)              References to the singular shall include the plural and vice versa and references to the masculine shall include the feminine and/or neuter and vice versa.

(e)              References to persons shall include companies, partnerships, associations and bodies of persons, whether incorporated or unincorporated.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

Untrue Statements

The Executive shall not knowingly at any time make any untrue statement in relation to the Company or any Group Company and in particular shall not after the determination of his employment hereunder wrongfully represent himself as being employed by or connected with the Company or any Group Company.

Notices

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand delivery, or by facsimile (with confirmation of transmission), or by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed as follows:

If to the Executive:	Thomas George Story Busher

If to the Company:	Company Secretary

Montpelier Re Holdings Ltd.
94 Pitts Bay Road
P.O. Box HM 2079
Pembroke HM HX
Bermuda

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Any such notice given by post shall be deemed to have been served on the second week day after dispatch (public holidays excepted) and any notice so given by hand shall be deemed to have been served when delivered if delivered during normal business hours or, if delivered outside such hours, at the next time after delivery when normal business hours commence.

No Limitations

The Executive represents his employment by the Company hereunder does not conflict with, or breach any confidentiality, non-competition or other agreement to which he is a party or to which he may be subject.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

MONTPELIER RE HOLDINGS LTD.		EXECUTIVE

By:	/s/ Anthony Taylor	By:	/s/Thomas George Story Busher

	Anthony Taylor, Chief Executive Officer	Thomas George Story Busher